                                                                     Exhibit 4.1

                                                                  CONFORMED COPY





                              AMENDED AND RESTATED
                      FIVE-YEAR REVOLVING CREDIT AGREEMENT


                           Dated as of August 13, 2002


                                      among

                       THE GOODYEAR TIRE & RUBBER COMPANY,



                            THE LENDERS NAMED HEREIN,

                                       and

                              JPMORGAN CHASE BANK

                                    as Agent

                          J.P. MORGAN SECURITIES INC.
                             acted as Advisor, Lead
                             Arranger and Bookrunner





                                                        [CS&M Ref. No. 6701-174]

                                TABLE OF CONTENTS

Article       Section                                                             Page
-------       -------                                                             ----
I.    DEFINITIONS                                                                    1


              1.01.     Defined Terms                                                1
              1.02.     Terms Generally                                             16

II.   THE CREDITS                                                                   16

              2.01.     Commitments                                                 16
              2.02.     Loans                                                       17
              2.03.     Competitive Bid Procedure                                   18
              2.04.     Standard Borrowing Procedure                                20
              2.05.     Letters of Credit                                           20
              2.06.     Refinancings                                                24
              2.07.     Fees                                                        24
              2.08.     Repayment of Loans; Evidence of Debt                        25
              2.09.     Interest on Loans                                           26
              2.10.     Default Interest                                            26
              2.11.     Unavailability of LIBO Rate and CD Rate Quotations          26
              2.12.     Termination, Reduction and Addition of Commitments          27
              2.13.     Prepayment                                                  27
              2.14.     Reserve Requirements; Change in Circumstances               28
              2.15.     Change in Legality                                          30
              2.16.     Pro Rata Treatment                                          31
              2.17.     Reimbursement of LC Disbursements-Pro Rata Treatment        31
              2.18.     Payments                                                    31
              2.19.     Taxes                                                       32
              2.20.     Termination or Assignment of Commitments                    33


III.  REPRESENTATIONS AND WARRANTIES                                                33




IV.   CONDITIONS OF EXTENSIONS OF CREDIT                                            35


              4.01.     All Extensions of Credit                                    35

              4.02.     At Closing                                                  35


V.    AFFIRMATIVE COVENANTS                                                         36




VI.   NEGATIVE COVENANTS                                                            38




VII.  EVENTS OF DEFAULT                                                             40




VIII. THE AGENT                                                                     42

IX.   MISCELLANEOUS


              9.01.     Notices                                                     44

              9.02.     Survival of Agreement                                       44

              9.03.     Binding Effect; Successors and Assigns                      44

              9.04.     Applicable Law                                              45

              9.05.     Waivers; Amendment                                          45

              9.06.     Expenses; Indemnity                                         46

              9.07.     Interest Rate Limitation                                    47

              9.08.     Entire Agreement                                            47

              9.09.     Information; Access and Confidentiality                     47

              9.10.     Severability                                                48

              9.11.     Counterparts                                                48

              9.12.     Headings                                                    48

              9.13.     Jurisdiction; Consent to Service of Process                 48

              9.14.     Stamp Taxes                                                 48

              9.15.     WAIVER OF JURY TRIAL                                        49

              9.16.     Change of Control Option                                    49


Exhibit A-1       Form of Competitive Bid Request

Exhibit A-2       Form of Notice of Competitive Bid Request

Exhibit A-3       Form of Competitive Bid

Exhibit A-4       Form of Competitive Bid Accept/Reject Letter

Exhibit A-5       Form of Standard Borrowing Request

Exhibit B         Form of Opinion of Counsel

Exhibit C         Form of Schedule of Compliance

Exhibit D         Form of Agreement Providing for Additional Lender

Exhibit E         Form of Promissory Note to Facilitate Assignments to Federal
                  Reserve Banks

Schedule 2.01     Commitments; Addresses for Notices, Reserve Percentages and
                  Assessment Rates

Schedule 2.05     Existing Letters of Credit

Schedule III      Certain Litigation

                                   AMENDED AND RESTATED FIVE-YEAR
                        REVOLVING CREDIT AGREEMENT dated as of August 13, 2002, among THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation (the "Borrower"), the lenders listed in
                        Schedule 2.01 (together with their successors and permitted assigns, the "Lenders") and JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Agent").

            The Borrower, certain Lenders and the Agent are parties to an Amended and Restated Five-Year Revolving Credit Agreement dated as of August 14, 2001, as amended by Amendment No. 1 dated as of November 8, 2001 (the "Existing Credit Agreement"). The Borrower has requested that the Existing Credit Agreement be amended and restated in the form of this Agreement. Lenders representing at least the Majority Lenders (as herein defined) under the Existing Credit Agreement and the Agent are willing to amend and restate the Existing Credit Agreement in the form of this Agreement.

            The Borrower has requested the Lenders, and the Lenders are willing, to extend credit to the Borrower in order to enable it (a) to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date (as herein defined) a principal amount not in excess of $750,000,000 at any time outstanding, (b) to obtain Letters of Credit in an aggregate stated amount not in excess of $200,000,000 at any time and (c) to provide a procedure pursuant to which the Borrower may invite the Lenders to bid on an uncommitted basis on borrowings by the Borrower. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

            Accordingly, the Borrower, the Lenders and the Agent agree as follows:

ARTICLE I. DEFINITIONS

            SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

            "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

            "ABR Loan" shall mean any Standard Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

            "Adjusted CD Rate" shall mean, with respect to any CD Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/1000th of 1%) equivalent to the sum of (i) the quotient of (x) the CD Rate with respect to the Interest Period in respect of such CD Loan, divided by (y) one minus the CD Reserve Requirement of the applicable Lender, if any, plus (ii) the Assessment Rate of the applicable Lender, if any. The Adjusted CD Rate shall be determined as of the first day of, and shall remain constant throughout, the applicable Interest Period.

            "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Loan, the rate per annum (expressed as a percentage rounded upward, if necessary, to the nearest 1/1000th of 1%) equivalent to the sum of (i) the quotient of (x) the LIBO Rate for the Interest Period in respect of such Eurodollar Loan, divided by (y) one minus the Eurodollar Reserve Requirement, if any. The Adjusted LIBO Rate shall be the rate appropriately determined to be in effect on the first day of, and shall remain constant throughout, such Interest Period. The Eurodollar Reserve Requirement shall be determined as at the first day of, and shall remain constant throughout, such Interest Period.

            "Administrative Fees" shall have the meaning assigned to such term in Section 2.07(d).

            "Affiliate" shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of
(a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Annual Period" shall mean a period of four complete, consecutive fiscal quarters of the Borrower, taken together and constituting one accounting period.

            "Applicable Percentage" shall mean, with respect to any Lender, the percentage of the Total Commitments represented by such Lender's Commitment.

            "Applicable Spread" shall mean, for any day, (a) with respect to any Eurodollar Standard Loan or CD Loan, the applicable rate per annum set forth below under the caption "Eurodollar Spread" or "CD Spread", as the case may be, based upon the ratings by S&P and Moody's, respectively, applicable on such day to the Index Debt; and (b) with respect to any ABR Loan, the applicable rate per annum set forth below under the caption "Eurodollar Spread" (as such rate may be increased pursuant to this definition), minus 1.00% per annum (but in no event less than zero):

                                                Eurodollar
                        Ratings                 Spread Per          CD Spread Per
Category             (S&P/Moody's)                Annum                 Annum
--------             -------------              ----------          -------------
1                    BBB/Baa2 or                  0.800%                0.925%
                     higher

2                    BBB-/Baa3                    1.000%                1.125%

3                    BB+/Ba1                      1.400%                1.525%

4                    lower than                   1.500%                1.625%
                     BB+/ba1 or
                     unrated

For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the second following sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 4; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Spread shall be based on the lower of the ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Spread shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Spread shall be determined by reference to the rating most recently in effect prior to such change or cessation. Notwithstanding the foregoing, (a) if the Borrower's Leverage Ratio as of the last day of the fiscal quarter most recently ended is greater than 55%, then the Eurodollar Spread shall be increased as necessary so that the sum of the Eurodollar Spread and the Facility Fee Percentage shall not be less than 1.500% per annum and (b) if the Borrower's Leverage Ratio as of the last day of the fiscal quarter most recently ended is equal to or less than 55% but greater than 40%, then the Eurodollar Spread shall be increased as necessary so that the sum of the Eurodollar Spread and the Facility Fee Percentage shall not be less than 1.250% per annum. In the event that the Eurodollar Spread shall be increased as above, the CD Spread shall be increased accordingly and shall at all times equal the Eurodollar Spread plus 0.125% per annum. Each change in the Applicable Spread resulting from a change in the Leverage Ratio as of the end of any fiscal quarter will be effective as of the date of delivery by the Borrower of a certificate setting forth the calculation of the Leverage Ratio as at the end of such fiscal quarter, which certificate shall be delivered with the annual and/or quarterly financial statements required to be delivered under paragraph (c) of Article V. Notwithstanding the foregoing, at any time that the Borrower shall fail to deliver to the Agent such certificate by the time required under such paragraph
(c), the Leverage Ratio
shall be deemed to be greater than 55% until such time as the Borrower shall so deliver such certificate.

            "Assessment Rate" shall mean, at any date as of which any determination thereof is being or to be made and with respect to any CD Loan and the applicable Interest Period in respect of which any determination thereof is being or to be made, the aggregate of the net annual assessment rates or similar fees or charges (expressed on a per annum percentage basis, rounded upward, if necessary, to the nearest 1/1000th of 1%), if any, paid by the Lender making such Loan on its Dollar time deposits in the United States of America insured by the Federal Deposit Insurance Corporation (or any successor agency) or any other Governmental Body which has general jurisdiction over such Lender; such rates, fees or charges, if any, shall be determined by annualizing the then most recent assessment rates or similar fees or charges levied on such Lender by said Corporation or other Governmental Body with respect to such Dollar time deposits evidenced by certificates of deposit or equivalent instruments in amounts and for periods substantially equal to the applicable Interest Period.

            "Attributable Debt" means, with respect to any Sale-Leaseback Transaction, the present value (discounted at a rate equal to the prevailing yield at the date such Sale-Leaseback Transaction is entered into on United States Treasury obligations having a maturity substantially equal to the term of the lease included in such Sale-Leaseback Transaction plus 3% per annum) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights or amounts related to contingent rents (such as those based on sales)) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

            "Authorized Officer" shall mean (i) any of the Chairman of the Board, any Vice Chairman of the Board, any President, any Executive Vice President, any Senior Vice President, any Vice President and the Treasurer of the Borrower, and (ii) in respect of all matters relating to this Agreement other than the execution and delivery of this Agreement, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Borrower and any other person designated in writing by any officer specified in clause (i) above as duly authorized to act on behalf of the Borrower hereunder.

            "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

            "Borrowing" shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.

            "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

            "CD Borrowing" shall mean a Borrowing comprised of CD Loans.

            "CD Loan" shall mean any Standard Loan bearing interest at a rate determined by reference to the Adjusted CD Rate in accordance with the provisions of Article II.

            "CD Rate" shall mean with respect to any CD Borrowing for any Interest Period, the rate of interest (expressed as an annual rate) equal to the rate specified in respect of certificates of deposit or similar instruments having a maturity which is equal or substantially equal to such Interest Period, which rate appears on the display designated as page "FEDM" on the Reuter System (or on such other display on the Reuter System as shall then display rates for the purchase at face value of certificates of deposit or equivalent instruments) at 10:00 a.m., New York City time, on the first day of such Interest Period; provided, that, if no rates can be obtained from page "FEDM" of the Reuter System (or such other display), CD Rate shall be equal to the rate set forth under the caption "Certificates of Deposit" in the daily statistical release published by the Federal Reserve Bank of New York entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities", or any successor publication (the "Composite Quotations"), for the first day of such Interest Period in respect of certificates of deposit having a maturity substantially equal to such Interest Period; provided, further, that if no rates are available from the Reuter System or the Composite Quotations, or the Agent or the Borrower shall in good faith reasonably determine (and promptly give notice to the other party of such determination) that the CD Rate in respect of such Interest Period determined as aforesaid is materially higher (as reasonably determined by the Borrower) or lower (as reasonably determined by the Agent) than the prevailing rate of interest the Agent is required to pay to acquire funds evidenced by non-negotiable certificates of deposit in amounts of $1,000,000 or more for a period substantially equal to such Interest Period, then, in any such event, CD Rate shall mean, with respect to such Interest Period and to the applicable CD Borrowing, the arithmetic average (expressed as a percentage rounded upward, if necessary, to the nearest 1/1000th of 1%) of the offered rates (each expressed as a per annum rate) offered by leading New York City dealers in negotiable certificates of deposit at 10:30 a.m., New York City time, on the first day of such Interest Period for the purchase at face value from the Agent of negotiable certificates of deposit or equivalent instruments in amounts of $1,000,000 or more for the period of, or for a period comparable or substantially equal to, such Interest Period.

            "CD Reserve Requirement" shall mean, at any date as of which any determination thereof is being or to be made and with respect to any CD Loan and the applicable Interest Period in respect of which any determination thereof is being or to be made, the amount (expressed as a decimal, rounded upward, if necessary, to six decimal places) equal to the sum of (i) the aggregate of all reserve requirements (including, without duplication, all basic, supplemental, marginal and other reserves) in effect on such date (as established under Regulation D of the Board, or any other regulation of the Board which prescribes reserve requirements applicable to Dollar non-personal time deposits then in effect and applicable to the Lender making such Loan), on Dollar non-personal time deposits in the United States of the type used as a reference in determining the CD Rate and having a maturity equal or comparable to the applicable Interest Period, as and to the extent that such Lender is subject to such requirements, and (ii) the aggregate of all reserve or similar requirements of any other Governmental Body having jurisdiction over such Lender in respect of such Dollar non-personal time deposits in the United States having a maturity equal or comparable to the applicable Interest Period.

            "Closing Date" shall mean August 13, 2002.

            "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

            "Commitment" shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth in Schedule 2.01 hereto, as such Lender's Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.12. Schedule 2.01 will be deemed to have been appropriately amended to reflect any addition of a Commitment pursuant to Section 2.12(d), assignment pursuant to Section 9.03 or termination or reduction of any Commitment.

            "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

            "Competitive Bid Accept/Reject Letter" shall mean a notification made by the Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4.

            "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b), (i) in the case of a Eurodollar Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

            "Competitive Bid Request" shall mean a request made pursuant to
Section 2.03 in the form of Exhibit A-1.

            "Competitive Borrowing" shall mean a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.

            "Competitive Loan" shall mean a Loan from a Lender to the Borrower pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan.

            "Consolidated" shall refer to the consolidation of the accounts of the Borrower and the Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation.

            "Consolidated Debt" shall mean, as at the date as of which any determination thereof is being or to be made, Debt of the Borrower and the Subsidiaries, without duplication, determined on a Consolidated basis in accordance with generally accepted accounting principles.

            "Consolidated Financial Statements of the Borrower" shall mean the Consolidated balance sheet of the Borrower and Subsidiaries as at December 31, 2001 and 2000 and the Consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, and the Notes to Financial Statements in respect thereof, together with the Report of PricewaterhouseCoopers LLP, independent accountants, in respect thereof, all as set forth at pages 52 through 80, inclusive, of the Annual Report on Form 10-K for the Borrower for the year ended December 31, 2001, a copy of which has heretofore been delivered to each of the Lenders.

            "Consolidated Interest Expense" shall mean, with respect to any Annual Period in respect of which a determination thereof is being or to be made, without duplication and excluding intercorporate transactions among the Borrower and the Subsidiaries, the sum of (i) Consolidated interest accrued in respect of all Consolidated Debt of the Borrower and the Subsidiaries during such Annual Period, whether or not paid and whether expensed or capitalized, calculated and determined after giving effect, as and to the extent permitted by generally accepted accounting principles, to any amounts paid or received by the Borrower or the Subsidiaries under interest rate exchange and similar agreements and arrangements which are intended to hedge or limit interest rates and expenses, plus (ii) amortization of debt expense and discount or premium relating to any such Debt (including and giving effect to any similar amounts paid or received by the Borrower and the Subsidiaries under any such interest rate exchange or similar agreement or arrangement) during such period, whether or not paid and whether expensed or capitalized, plus (iii) the portion of rental expense payable during such period pursuant to all capital lease obligations (which are recorded as Debt) representing imputed interest recorded in accordance with generally accepted accounting principles.

            "Consolidated Net Worth" shall mean, as at the end of any fiscal quarter in respect of which a determination thereof is being or to be made, the Consolidated stated capital, surplus and retained earnings of the Borrower and the Subsidiaries, before (i) foreign currency translation adjustment and (ii) the effect (on such retained earnings) of the recognition of the one time charge for the "transition obligation" of the Borrower and the Subsidiaries upon the Borrower's adoption of, and under and in accordance with the applicable provisions of, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" in 1992.

            "Consolidated Operating Income" shall mean, with respect to any Annual Period in respect of which a determination thereof is being or to be made, the Consolidated net sales of the Borrower and the Subsidiaries for such Annual Period, plus other income, depreciation and amortization, minus cost of goods sold and selling, administrative and general expense properly attributable to continuing operations of the Borrower and the Subsidiaries for such Annual Period.

            "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Debt" shall mean and shall include, as at the date as of which any determination thereof is being or is to be made and in respect of any Person, without duplication and excluding in the case of the Borrower and the Subsidiaries intercorporate debt and other intercorporate obligations solely among the Borrower and the Subsidiaries, all (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services under conditional sales or other similar agreements which provide for the deferral of the payment of the purchase price for a period in excess of one year following the date of such Person's receipt and acceptance of the complete delivery of such property and/or services, (iv) obligations of such Person as lessee under leases which obligations are, in accordance with generally accepted accounting principles, recorded as capital lease obligations, and (v) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above. Whenever any determination of the amount of Debt (or of Consolidated Debt or Funded Debt) is required or permitted to be, or is otherwise being or to be, made for any purpose under this Agreement, the amount of any such Debt denominated in any currency other than Dollars shall be calculated at the Dollar Equivalent of such Debt as at the date as of which such determination of the amount of Debt is being or to be made, except that, if all or any portion of the principal amount of any such Debt which is payable in a currency other than Dollars is hedged into Dollars, the principal amount of such hedged Debt, or the hedged portion thereof, shall be deemed to be equal to the amount of Dollars specified in, or determined pursuant to, the applicable hedging contract.

            "Dollar Equivalent" shall mean, in respect of any amount of any currency, and as at the date and time as of which any determination thereof is being or to be made, that number of Dollars into which such amount of currency may be converted on such date, which shall be equal to the product of (a) the principal amount of such currency (expressed in standard units of such currency) multiplied by (b) the prevailing spot rate for exchanging such currency into Dollars as quoted on page "Spot" of the Reuter System as at such date and time as of which the determination of Dollar Equivalent is being or to be made, or, if no rate is quoted in respect of such currency on the Reuter System display designated page "Spot" as at such date and time, the prevailing spot rate for exchanging such currency into Dollars in the New York City foreign currency exchange market (or, if a more substantial and liquid market for the exchange of such currency, the London currency exchange market or the currency exchange market in the principal financial center of such currency) as at such date and time.

            "Dollars" or "$" shall mean lawful money of the United States of America.

            "Domestic Subsidiary" shall mean any Subsidiary incorporated or organized in, or engaged (directly or through its subsidiaries) primarily in business in, the United States of America, any state, territory or possession thereof or the District of Columbia.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated and the rulings issued thereunder.

            "ERISA Liabilities" shall mean, as at the date as of which any determination in respect thereof is being or to be made, the minimum liability with respect to Plans which would be required to be reflected at such time as a liability on the Consolidated balance sheet of the Borrower and the Subsidiaries under paragraphs 36 and

70 of Statement of Financial Accounting Standards No. 87 as such statement may from time to time be amended, modified or supplemented, or under any successor statement issued in replacement thereof.

            "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

            "Eurodollar Competitive Loan" shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

            "Eurodollar Loan" shall mean any Eurodollar Competitive Loan or Eurodollar Standard Loan.

            "Eurodollar Reserve Requirement" shall mean, at any date as of which any determination thereof is being or to be made and with respect to any Eurodollar Loan and the applicable Interest Period in respect of which any determination thereof is being or to be made, the amount (expressed as a decimal, rounded upward, if necessary, to six decimal places) of the applicable statutory reserve or similar requirements (including, without duplication, all basic, supplemental, marginal, emergency, special and other reserves), if any, on Eurodollar deposits applicable to and imposed upon the applicable Lender from time to time under regulations issued from time to time by the Board (or any successor) for determining the minimum reserve requirement (including, without limitation, any such reserve requirements under Regulation D of the Board and any emergency, supplemental or other marginal reserve requirements), or by any other Governmental Body having jurisdiction over such Lender, applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as defined in Regulation D of the Board, as in effect from time to time) having a term substantially equal to such Interest Period.

            "Eurodollar Standard Loan" shall mean any Standard Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

            "Event of Default" shall have the meaning assigned to such term in
Article VII.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor Federal statute.

            "Excluded Taxes" shall mean, with respect to any Lender, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such Lender is organized or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments to such Lender by the Borrower from an office within such jurisdiction to the extent such tax is in effect and would apply as of the date such Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Lender and is in effect and would apply at the time such lending office is designated or (e) any withholding tax that is attributable to such Lender's failure to comply with Section 2.19(e), except, in the case of clause (c) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Agent for the receipt of payments of the applicable type from the Borrower.

            "Existing Issuing Banks" means the banks listed on Schedule 2.05 in their capacity as issuing banks in respect of Existing Letters of Credit.

            "Existing Letters of Credit" means the outstanding letters of credit set forth on Schedule 2.05.

            "Facility Fee" shall have the meaning assigned to such term in
Section 2.07(a).

            "Facility Fee Percentage" shall mean, for any day, the applicable rate per annum set forth below under the caption "Facility Fee Percentage", based upon the ratings by S&P and Moody's, respectively, applicable on such day to the Index Debt:

                        Ratings
Category              (S&P/Moody's)                 Facility Fee Percentage
--------              -------------                 -----------------------
1                     BBB/Baa2 or higher                    0.200%


2                     BBB-/Baa3                             0.250%

3                     BB+/Ba1                               0.350%

4                     lower than BB+/Ba1 or                 0.500%
                      unrated

For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the second following sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 4; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Facility Fee Percentage shall be based on the lower of the ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Facility Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Facility Fee Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation. Notwithstanding the foregoing, if the Borrower's Leverage Ratio as of the last day of the fiscal quarter most recently ended is greater than 55%, then the Facility Fee Percentage shall not be less than 0.250% per annum. Each change in the Facility Fee Percentage resulting from a change in the Leverage Ratio as of the end of any fiscal quarter will be effective as of the date of delivery by the Borrower of a certificate setting forth the calculation of the Leverage Ratio as at the end of such fiscal quarter, which certificate shall be delivered with the annual and/or quarterly financial statements required to be delivered under paragraph (c) of Article V. Notwithstanding the foregoing, at any time that the Borrower shall fail to deliver to the Agent such certificate by the time required under such paragraph
(c), the Leverage Ratio shall be deemed to be greater than 55% until such time as the Borrower shall so deliver such certificate.

            "Fees" shall mean the Facility Fee, the Utilization Fee, the Administrative Fees, any Participation Fees and any Fronting Fees.

            "Fixed Rate" shall mean with respect to any Fixed Rate Loan, the fixed rate of interest per annum specified by the Lender making such Loan in its related Competitive Bid.

            "Fixed Rate Borrowing" shall mean a Borrowing comprised of Fixed Rate Loans.

            "Fixed Rate Loan" shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

            "Fronting Fee" shall have the meaning assigned to such term in
Section 2.07(b).

            "Funded Debt" shall mean and include, as at any date as of which any determination thereof is being or to be made, any Debt of the Borrower which by its terms (i) matures more than one year after the date on which it was issued, incurred, assumed or guaranteed by the Borrower, or (ii) matures one year or less after the date it was issued, incurred, guaranteed or assumed which at such date may be renewed at the sole election or option of the Borrower so as to mature more than one year after such date.

            "Governmental Body" shall mean the United States of America, any State thereof, any other country or any political subdivision of such other country, or any department, agency, commission, board, bureau or instrumentality of the United States of America, any State thereof, any other country or political subdivision of such other country or any subdivision of any of them, and, to the extent the term is used in respect of the Agent or any Lender, any quasi-governmental body, agency or authority (including any central bank) exercising regulatory authority over the Agent or any Lender pursuant to applicable law in respect of the transactions contemplated by this Agreement.

            "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

"Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and the Maturity Date and, in the case of a Eurodollar Loan or a CD Loan with an Interest Period of more than three months' duration or a Fixed Rate Loan with an Interest Period of more than 90 days' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration or 90 days' duration, as the case may be, been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type; provided that with respect to any ABR Loan, Interest Payment Date shall mean the last day of each fiscal quarter.

            "Index Debt" shall mean the Borrower's senior, unsecured, non-credit-enhanced long-term Debt for borrowed money.

            "Information Memorandum" means the Confidential Information Memorandum dated July 2002 relating to the Borrower and this Agreement.

            "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or 12 months thereafter (or, in the case of a Eurodollar Competitive Borrowing, on any day that is 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 or 12 months thereafter), as the Borrower may elect, (b) as to any CD Borrowing, a period of 30, 90 or 180 days' duration, as the Borrower may elect, commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, (c) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the date 90 days thereafter or, if earlier, on the Maturity Date or the date of prepayment of such Borrowing and (d) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than the Maturity Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

            "Issuing Bank" shall mean JPMorgan Chase Bank and any one or more other Lenders designated in writing by the Borrower in a notice delivered to the Agent, and their respective successors in such capacity; provided that such other Lenders shall have consented to such designation. The term "Issuing Bank" shall also mean each of the Existing Issuing Banks solely as such term is used in reference to the Existing Letters of Credit. The Issuing Banks may, in their respective discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Banks, in which case the term "Issuing Bank" shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates.

            "LC Disbursement" shall mean a payment made by any Issuing Bank pursuant to a Letter of Credit.

            "LC Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

            "Letter of Credit" shall mean any letter of credit issued pursuant to this Agreement.

            "Leverage Ratio" shall mean, as at the end of any fiscal quarter in respect of which a determination thereof is being or to be made, the quotient (expressed as a percentage) of (a) the sum of (i) "notes payable to banks and overdrafts", plus (ii) "long term debt due within one year", plus (iii) "long term debt and capital leases" (as each such item is reported on the Consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal quarter), plus (iv) the net proceeds from the sale of domestic accounts receivable outstanding at the end of such fiscal quarter (determined in a manner consistent with that used in preparing the Borrower's 2001 Annual Report on Form 10-K), divided by (b) the sum of (i) Consolidated Net Worth (without giving effect to the exclusion contained in clause (ii) of the definition of the term "Consolidated Net Worth" and without giving effect to the $499.3 million after-tax writedown of the Borrower's Oil Transportation Segment Assets in December of 1996), plus (ii) the sum obtained pursuant to clause (a) above.

            "LIBO Rate" shall mean, with respect to any Interest Period relating to a Eurodollar Loan, the rate of interest (expressed as an annual rate) equal to the British Bankers Association (the "BBA") interest settlement rate for United States Dollars (the "BBA Interest Settlement Rate for USD") for a period substantially equal to such Interest Period as quoted at page 3750 of the Telerate Service ("Telerate 3750"), or at such page or display as may replace Telerate 3750 or on such other service as may be nominated by the BBA as the information vendor for the purpose of displaying the BBA Interest Settlement Rate for USD ("BBA Interest Settlement Rate Screen"), for delivery on the first day of such Interest Period, such rate to be established from the quote on Telerate 3750 at 11:00 a.m. (or as near as practicable thereto), London time, two Business Days prior to the first day of such Interest Period (which shall be a Business Day); provided, that, if no rate for the relevant Interest Period is quoted on Telerate 3750, or any successor or substitute BBA Interest Settlement Rate Screen, then the LIBO Rate shall be the rate of interest equal to the arithmetic average (expressed as a percentage rounded upward, if necessary, to the nearest 1/1000th of 1%) of the rates (expressed as annual rates) at which deposits in Dollars in amounts of $5,000,000 or more for a period substantially equal to such Interest Period are offered by the LIBOR Reference Banks to prime banks in the London interbank market for delivery on the first day of such Interest Period, such rates to be established from quotes obtained at (or as near as practicable to) 12:00 noon (London time) two Business Days prior to the first day of such Interest Period (which shall be a Business Day); provided further, that, if with respect to any such Interest Period fewer than two LIBOR Reference Banks are offering quotations, then the LIBO Rate shall be equal to the arithmetic average (rounded upward, if necessary, to the nearest 1/1000th of 1%) of the rates (expressed as annual rates) at which the Reference Banks are offered deposits in Dollars in New York in amounts of $5,000,000 or more for delivery on the first day of such Interest Period for a period substantially equal to the Interest Period by leading banks in the New York interbank market as of 11:00 a.m. (New York time) on the first day of such Interest Period (which shall be a business day). As used herein, the term

"LIBOR Reference Banks" shall mean JPMorgan Chase Bank, BNP Paribas, London, and Credit Suisse, London, Limited, and the term "Reference Banks" shall mean Bank of America, N.A., Citibank, N.A., and Commerzbank Aktiengesellschaft.

            "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

            "Loan" shall mean a Competitive Loan or a Standard Loan, whether made as a Eurodollar Loan, a CD Loan, an ABR Loan or a Fixed Rate Loan, as permitted hereby.

            "Majority Lenders" shall mean, at any time, Lenders having Commitments representing at least a majority of the Total Commitment.

            "Manufacturing Facility" shall mean any plant, other facility or equipment owned by the Borrower or a Subsidiary which is used primarily to manufacture automotive or other products, but shall not include (i) retread plants, facilities or equipment, (ii) plants, facilities or equipment which, in the opinion of the Board of Directors of the Borrower, are not of material importance to the total business conducted by the Borrower and the Subsidiaries, or (iii) plants, facilities or equipment which, in the opinion of the Board of Directors of the Borrower, are used primarily for transportation, marketing or warehousing.

            "Margin" shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

            "Maturity Date" shall mean August 15, 2005.

            "Moody's" shall mean Moody's Investors Service, Inc.

            "Net Income" shall mean, with respect to any period in respect of which a determination is being made or to be made, consolidated net income of the Borrower and the Subsidiaries for such period determined in accordance with generally accepted accounting principles in the United States, as in effect on the Closing Date.

            "Participation Fee" shall have the meaning assigned to such term in
Section 2.07(b).

            "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or Governmental Body.

            "Plan" shall mean an employee benefit plan, other than a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA), which (i) is (or, in the event that any such plan has been terminated within five years of a transaction described in Section 4069 of ERISA, was) maintained for employees of the Borrower (or any trade or business which would be considered as under common control with the Borrower within the meaning of Section 4001(b) of ERISA) and subject to Title IV of ERISA, and (ii) has assets having an aggregate market value in excess of $100,000,000.

            "Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Required Lenders" shall mean, at any time, Lenders having Commitments representing at least two-thirds of the Total Commitment or, for purposes of acceleration pursuant to clause (ii) of Article VII, Lenders holding Loans representing at least two-thirds of the aggregate principal amount of the Loans outstanding.

            "Reuter System" shall mean the Reuter Monitor Money Rates Service.

            "Sale-Leaseback Transaction" shall mean any arrangement whereby the Borrower or a Domestic Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

            "Schedule of Compliance" shall mean a Schedule of Compliance, substantially in the form of Exhibit C, prepared by the Borrower and delivered to the Lenders pursuant to subsection (c) of Article V.

            "S&P" shall mean Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

            "Standard Borrowing" shall mean a borrowing consisting of simultaneous Standard Loans from each of the Lenders.

            "Standard Borrowing Request" shall mean a request made pursuant to
Section 2.04 in the form of Exhibit A-5.

            "Standard Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Sections 2.01 and 2.04. Each Standard Loan shall be a Eurodollar Standard Loan, a CD Loan or an ABR Loan.

            "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture, trust or estate of which (or in which) more than 50% of

            (i) the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),

            (ii) the interest in the capital or profits of such partnership, limited liability company or joint venture, or

            (iii) the beneficial interest of such trust or estate,

is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

            "Supplemental Amount" shall mean, as at the end of any fiscal quarter of the Borrower in respect of which a determination thereof is being or to be made, the Dollar amount (if a positive number), if any, which is equal to the product of (x) the remainder obtained by subtracting Consolidated Net Worth of Borrower at June 30, 2002 from the Consolidated Net Worth of Borrower as at the end of such fiscal quarter, multiplied by (y) .50.

            "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Body.

            "Term Loan Agreement" shall mean the Borrower's Three-Year Term Loan Agreement dated as of March 30, 2001, as amended.

            "Term Loan Agreement Amendment" shall mean the amendment dated as of the date hereof to the Borrower's Term Loan Agreement.

            "364-Day Amendment and Restatement" shall mean the amendment and restatement dated as of the date hereof of the Borrower's Amended and Restated 364-Day Revolving Credit Agreement dated as of August 14, 2001, as amended.

            "Total Commitment" shall mean at any time the aggregate amount of the Lenders' Commitments, as in effect at such time.

            "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the CD Rate, the Alternate Base Rate and the Fixed Rate.

            "Utilization Fee" shall have the meaning assigned to such term in
Section 2.07(c).

            SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles in the United States, as in effect on the Closing Date.

ARTICLE II. THE CREDITS

            SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standard Loans to the Borrower, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date or the termination of the Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender's Commitment minus the sum of such Lender's LC Exposure and the amount by which the Competitive Loans outstanding at such time shall be deemed to have used such Commitment pursuant to Section 2.16, subject, however, to the conditions that (a) at no time shall (i) the sum of (x) the outstanding aggregate principal amount of all Standard Loans made by all Lenders plus (y) the outstanding aggregate principal amount of all Competitive Loans made by all Lenders plus (z) the aggregate LC Exposure exceed (ii) the Total Commitment and (b) at all times the outstanding aggregate principal amount of all Standard Loans made by each Lender shall equal the product of (i) the percentage which its Commitment represents of the Total Commitment times (ii) the outstanding aggregate principal amount of all Standard Loans made pursuant to Section 2.04. Each Lender's Commitment is set forth opposite its respective name in Schedule 2.01. Such Commitments may be terminated, reduced or extended from time to time pursuant to Section 2.12.

            Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow hereunder, on and after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

            SECTION 2.02. Loans. (a) Each Standard Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Standard Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Standard Loans or Competitive Loans comprising any Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $25,000,000 in the case of Standard Loans and $5,000,000 in the case of Competitive Loans (or an aggregate principal amount equal to the remaining balance of the available Total Commitment); provided that any ABR Loan made to finance any reimbursement of an LC Disbursement as contemplated in Section 2.05(e) may be in an amount equal to the amount of such reimbursement payment).

            (b) Each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans, and each Standard Borrowing shall be comprised entirely of Eurodollar Standard Loans, CD Loans or ABR Loans, as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Borrowings of more than one Type or of the same Type and having different Interest Periods may be outstanding at the same time. For purposes of the foregoing, Loans of different Types and Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans and separate Borrowings.

            (c) Subject to Section 2.06, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 11:30 a.m., New York City time, and the Agent shall transfer the entire amount received to the Borrower in Dollars in immediately available funds at the bank and to the account designated by the Borrower as promptly as practicable and in any event by such a time that such funds will be available for retransfer, investment or other use by the Borrower on the borrowing date or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Agent to the applicable Issuing Bank. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted and Standard Loans shall be made by the Lenders pro rata in accordance with Section 2.16. Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's portion of such

Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at the Federal Funds Effective Rate; provided that if such Lender does not pay such principal amount to the Agent within five Business Days and the Borrower repays such principal amount on the sixth Business Day, such Lender shall be responsible for interest during such six Business Day period, provided that the Agent, if it shall first have made demand on such Lender and shall not have received payment, may recover such interest from the Borrower. If such Lender shall pay to the Agent such corresponding amount within five Business Days, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

            (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

            SECTION 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, the Borrower shall hand deliver or telecopy to the Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No CD Loan or ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Agent's sole discretion, and the Agent shall promptly notify the Borrower of such rejection by telecopier. Such request shall in each case refer to this Agreement and specify (x) whether the Borrowing then being requested is to be a Eurodollar Borrowing or a Fixed Rate Borrowing, (y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof which shall be in a minimum principal amount of $25,000,000 and in an integral multiple of $1,000,000, and (z) the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Agent shall invite by telecopier (in the form set forth in Exhibit A-2 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

            (b) Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Agent via telecopier, in the form of Exhibit A-3 hereto, (i) in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Agent after conferring with, and upon the instruction of, the Borrower, and the Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make to the Borrower, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Agent via telecopier (I) in the case of Eurodollar Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

            (c) The Agent shall promptly notify the Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

            (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above (and the Competitive Bids accepted need not be in any minimum aggregate amount except as provided below in this paragraph). The Borrower shall notify the Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter in the format of Exhibit A-4, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Borrower shall not accept a bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a bid made at a lower Competitive Bid Rate, (iii) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to exceed the amount that the Borrower desires to borrow, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount that the Borrower desires to borrow less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (iv) except pursuant to clause (iii) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iii) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. The Borrower may accept Competitive Bids in an aggregate principal amount in excess of the principal amount specified in the relevant Competitive Bid Request. A notice given by the Borrower in the form of a Competitive Bid Accept/Reject Letter pursuant to this paragraph (d) shall be irrevocable.

            (e) The Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate or Rates) by telecopy sent by the Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loans in respect of which its Competitive Bid has been accepted.

            (f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request.

            (g) If the Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Agent pursuant to paragraph (b) above.

            (h) All notices required by this Section 2.03 shall be given in accordance with Section 9.01.

            SECTION 2.04. Standard Borrowing Procedure. In order to request a Standard Borrowing, the Borrower shall hand deliver or telecopy to the Agent notice thereof in the form of Exhibit A-5 (a) in the case of a Eurodollar Standard Borrowing or a CD Borrowing, not later than 3:00 p.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Standard Borrowing Request. Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurodollar Standard Borrowing, a CD Borrowing or an ABR Borrowing; (ii) the date of such Standard Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Standard Borrowing or CD Borrowing, the Interest Period with respect thereto. If no Interest Period with respect to any Eurodollar Standard Borrowing or CD Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Standard Borrowing, or 30 day's duration, in the case of a CD Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.04 of its election to refinance a Standard Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing and the Agent will advise the Borrower that such notice has not been received (but shall not be liable to the Borrower for any unintentional omission to do so). The Agent shall promptly advise the Lenders of any notice given or deemed to have been given pursuant to this Section 2.04 and of each Lender's portion of the requested Borrowing.

                  SECTION 2.05. Letters of Credit. (a) Subject to the terms and conditions set forth herein, the Borrower may request the issuance (or the amendment, renewal or extension) of Letters of Credit for its own account, in a form reasonably acceptable to the Agent and the applicable Issuing Bank, at any time and from time to time prior to the date that is five Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control (it being agreed, however, that any provisions of a letter of credit application limiting the liability of the applicable Issuing Bank to a greater extent than the provisions of this Agreement will not be deemed to be inconsistent with the terms and conditions of this Agreement). The Existing Letters of Credit will, for all purposes of this Agreement, be deemed to have been issued hereunder on the Closing Date and will, for all purposes of this Agreement, constitute Letters of Credit.

            (b) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Agent (in any case reasonably in advance of the requested date of issuance, amendment, renewal or extension), a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000 and (ii) the sum of the outstanding aggregate principal amount of all Standard Loans, the LC Exposure and the outstanding aggregate principal amount of all Competitive Loans will not exceed the Total Commitment.

            (c) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance, renewal or extension of such Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit may provide for automatic renewals for additional periods of up to one year, subject to a right on the part of the applicable Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary during a period satisfactory to the Agent in advance of any such renewal and provided that in no event shall any Letter of Credit or renewal thereof expire after the date that is five Business Days prior to the Maturity Date.

            (d) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of

Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement, not later than 1:30 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:30 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, then the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.02 with respect to Standard Borrowings made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse any Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

            (f) The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or
(iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. None of the Agent, the Lenders, any of the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error in the interpretation of the terms of any Letter of Credit or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower or any Lender to the extent of any damages suffered by the Borrower or any Lender that are caused by such

Issuing Bank's gross negligence or wilful misconduct. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, acting in good faith, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such LC Disbursement.

            (h) If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, at all times after the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph
(e) of this Section, Section 2.10 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

            (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (j) of Article VII. Each such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

            SECTION 2.06. Refinancings. The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type made pursuant to Section 2.03 or Section 2.04, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including refinancings of Competitive Borrowings with Standard Borrowings and Standard Borrowings with Competitive Borrowings. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.08 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Agent or by the Agent to the Borrower pursuant to Section 2.02(c); provided, however, that (i) if the principal amount extended by a Lender in a refinancing is greater than the principal amount extended by such Lender in the Borrowing being refinanced, then such Lender shall pay such difference to the Agent for distribution to the Lenders described in (ii) below, (ii) if the principal amount extended by a Lender in the Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Agent shall return the difference to such Lender out of amounts received pursuant to (i) above, and
(iii) to the extent any Lender fails to pay the Agent amounts due from it pursuant to (i) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with Section 2.07 and shall be payable by the Borrower.

            SECTION 2.07. Fees. (a) The Borrower agrees to pay to each Lender, through the Agent, on each March 31, June 30, September 30 and December 31, and on the Maturity Date or on any earlier date on which the Commitment of such Lender shall have been terminated and its outstanding Loans repaid, a facility fee (a "Facility Fee") equal to the applicable Facility Fee Percentage per annum on the amount of the Commitment of such Lender, whether used or unused (or, after the termination of such Commitment, the outstanding Loans and LC Exposure of such Lender), during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date of such termination and repayment). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The Facility Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the Maturity Date or any earlier date on which the Commitment of such Lender shall have terminated (but shall in any event accrue until all Loans made by such Lender have been repaid).

            (b) The Borrower agrees to pay (i) to the Agent for the account of each Lender a participation fee (a "Participation Fee") with respect to its participations in Letters of Credit, which shall accrue at the Applicable Spread used to determine interest on Eurodollar Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and
(ii) to the applicable Issuing Bank a fronting fee (a "Fronting Fee"), which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the applicable Issuing Bank (on the date hereof or such later date as the applicable Lender shall become an Issuing Bank) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the applicable Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (c) The Borrower agrees to pay to each Lender, through the Agent, on each March 31, June 30, September 30 and December 31 and on each date on which the Commitment of such Lender shall be terminated or reduced as provided herein, a utilization fee of 0.250% per annum (a "Utilization Fee") (i) on such Lender's pro rata portion (based on the ratio of such Lender's Commitment to the Total Commitment) of the aggregate principal amount of all of the outstanding Loans for each day during the preceding quarter (or other period commencing on the date hereof or ending with the Maturity Date or any date on which the Commitment of such Lender shall be terminated and its outstanding Loans repaid in full) on which the sum of the outstanding Loans, including Competitive Loans, and the aggregate LC Exposure exceeds 50% of the Total Commitment and (ii) after the termination of such Lender's Commitment (other than as a result of the termination of the Commitments due to the occurrence of an Event of Default under clause (a) or (b) of Article VII), on the principal amount of such Lender's outstanding Loans and such Lender's LC Exposure. The Utilization Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Utilization Fee due to each Lender shall be payable in arrears and shall commence to accrue on the date hereof and cease to accrue on the earlier of the Maturity Date and the date on which the Commitment of such Lender is terminated and its outstanding Loans repaid in full as provided herein.

            (d) The Borrower agrees to pay the Agent, for its own account, agent and administrative fees (the "Administrative Fees") at the times and in the amounts agreed upon in the letter agreement dated July 11, 2002, between the Borrower and the Agent.

            (e) All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution (or to the applicable Issuing Bank, in the case of fees payable to it), if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

            SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The outstanding principal balance of each Competitive Loan and Standard Loan shall be payable on the last day of the Interest Period applicable to such Loan and on the Maturity Date.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

            (c) The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.08 shall, to the extent permitted by applicable law, be rebuttable evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

            SECTION 2.09. Interest on Loans. (a) Subject to the provisions of
Section 2.10, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurodollar Standard Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread, and (ii) in the case of each Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus) the Margin offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.

            (b) Subject to the provisions of Section 2.10, the CD Loans comprising each CD Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the CD Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread.

            (c) Subject to the provisions of Section 2.10, the ABR Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate in effect from time to time during the Interest Period applicable to such ABR Borrowing plus the Applicable Spread.

            (d) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.

            (e) Subject to the provisions of Section 2.10, interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan. The LIBO Rate and Adjusted LIBO Rate, the CD Rate and Adjusted CD Rate or the Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Agent in accordance with the terms and conditions of this Agreement, and such determination shall be conclusive absent manifest error.

            SECTION 2.10. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Agent or the Majority Lenders pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus 1%.

            SECTION 2.11. Unavailability of LIBO Rate and CD Rate Quotations.
(a) In the event that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Agent shall have determined that it is not possible to ascertain a LIBO Rate for such Interest Period as contemplated in the definition of LIBO Rate in Section 1.01, the Agent shall, as soon as practicable thereafter, give written or telecopy notice of such event to the Borrower and the Lenders, in which event any request by the Borrower for a Eurodollar Borrowing for such Interest Period shall be deemed to be a request for a CD Borrowing.

            (b) In the event, and on each occasion, that on the day on which the Interest Period for any CD Borrowing commences the Agent shall have determined that it is not possible to ascertain a CD Rate for such Interest Period as contemplated in the definition of CD Rate in Section 1.01, the Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders, in which event any request by the Borrower for a CD Loan for such Interest Period shall be of no force or effect and no Borrowing shall be made pursuant to such request.

            SECTION 2.12. Termination, Reduction and Addition of Commitments.
(a) The Commitments shall be automatically terminated on the Maturity Date.

            (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

            (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Agent for the account of the Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

            (d) The Borrower may from time to time request that one or more additional financial institutions be added as Lenders under this Agreement with Commitments agreed upon by the Borrower and such financial institutions. In the event of any such request, such financial institutions shall become parties to and Lenders under this Agreement upon the execution of one or more agreements to that effect in the form (appropriately completed) of Exhibit D (and without any action being required on the part of any other Lender), and upon the effectiveness of any such agreement, Schedule 2.01 shall be automatically amended to reflect the Commitment of each new Lender. Notwithstanding the foregoing, no increase in the aggregate Commitments shall become effective under this Section unless, on the date of such increase, the Agent shall have received a certificate dated as of the effective date of such increase and executed by an Authorized Officer, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.01 (with all references in such paragraphs to a Borrowing being deemed to be references to such increase). Following any extension of a new Commitment pursuant to this paragraph, any Standard Loans outstanding prior to the effectiveness of such extension shall continue to be outstanding until the ends of the respective Interest Periods applicable thereto and shall then be repaid and, if the Borrower shall so elect, refinanced with new Standard Loans made pursuant to Section 2.01 ratably in accordance with the Commitments in effect following such extension.

            SECTION 2.13. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay without premium or penalty any Borrowing (including a Competitive Borrowing), in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Agent: (i) before 5:00 p.m., New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans, (ii) before 5:00 p.m., New York City time, two Business Days prior to prepayment, in the case of CD Loans or Fixed Rate Loans, and (iii) before 10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of ABR Loans; provided, however, that each partial prepayment of a Borrowing shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

            (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.12(b), the Borrower shall pay or prepay so much of the outstanding Borrowings, selected at the Borrower's sole option, as shall be necessary in order that the sum of the aggregate principal amount of the Competitive Loans and Standard Loans outstanding plus the aggregate LC Exposure will not exceed the Total Commitment after giving effect to such termination or reduction.

            (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.13 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

            (d) In the event any prepayment is made in respect of any Loan (or in the event any Lender is required to transfer a Loan), other than (i) any ABR Loan and (ii) any Loan the prepayment, payment or transfer of which is made by Borrower pursuant to its right to prepay, repay or require the transfer of such Loan under Sections 2.14, 2.15; 2.19 or 9.05 or upon the Lender's exercise of its option pursuant to Section 9.14, or in the event the Borrower shall fail to make any Borrowing after notice of such Borrowing shall have been given hereunder, the Borrower shall pay to such Lender, promptly upon the written request of such Lender (which request shall be accompanied by a certificate as described below), such amount as shall be necessary to reimburse such Lender for the loss, if any, reasonably incurred by such Lender as a result of such prepayment or transfer or failure to borrow arising from inability due to general market conditions to recover the cost of deposits or other funds acquired by such Lender to fund such Loan, in the liquidation of such deposits or other funds so acquired (or from the reemployment thereof if such reemployment would result in less of a funding loss to such Lender); provided, that any such funding loss shall not in any event exceed the cost incurred by such Lender to obtain such deposit or other funds, minus the fair market value thereof realizable by such Lender in the liquidation thereof. Such Lender shall use reasonable efforts to avoid or minimize any such loss. Such Lender's claim, if any, shall be accompanied by a certificate setting forth in reasonable detail (including the calculations made in determining) the reason for and the amount of such loss, which certificate shall be conclusive in the absence of manifest error. Prepayments of ABR Borrowings shall be without penalty, premium or other cost of any kind.

            SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) In the event that at any time or from time to time during the term of this Agreement any Eurodollar Reserve Requirement shall be applicable to deposits acquired in respect of any Eurodollar Loan the Lender making such Eurodollar Loan shall promptly notify the Borrower in writing of any imposition of or change in or prospective imposition of or change in any Eurodollar Reserve Requirement, whether in respect of an outstanding Eurodollar Loan or any possible future Eurodollar Loan, and, for as long as such Eurodollar Reserve Requirement shall be effective, the Borrower shall, upon written request from such Lender (with a copy of such request to the Agent), pay to such Lender at the end of each Interest Period for such Eurodollar Loan, an additional amount equal to the difference between the interest accrued based upon the LIBO Rate and the interest that would have accrued had the Adjusted LIBO Rate been applicable to the Eurodollar

Loan of such Lender. Each Lender represents that on the date it becomes a Lender hereunder it is not subject to (and does not incur) any Eurodollar Reserve Requirement.

            (b) In the event that at any time or from time to time during the term of this Agreement any CD Reserve Requirement or Assessment Rate shall be applicable to deposits acquired in respect of any CD Loan the Lender making such CD Loan shall promptly notify the Borrower in writing of any imposition of or change in or prospective imposition of or change in any CD Reserve Requirement or Assessment Rate, whether in respect of an outstanding CD Loan or any possible future CD Loan, and, for as long as such CD Reserve Requirement or Assessment Rate shall be effective, the Borrower shall, upon written request from such Lender (with a copy of such request to the Agent), pay to such Lender at the end of the Interest Period for such CD Loan, an additional amount equal to the difference between the interest accrued based upon the CD Rate and the interest that would have accrued had the Adjusted CD Rate been applicable to the CD Loan of such Lender. Each Lender represents that its current CD Reserve Requirement and Assessment Rate are as set forth on Schedule 2.01.

            (c) Notwithstanding any other provision herein, if after the date of this Agreement, either (i) the introduction of, or any change in or in the interpretation of, any law or regulation or (ii) compliance by any Lender or Issuing Bank or its holding company with any directive, guideline or request of any Governmental Body (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Bank or its holding company, so as to increase the minimum amount of capital required to be maintained by such Lender or Issuing Bank or its holding company based upon the existence of this Agreement, the Commitment of such Lender and/or any Loans made or Letters of Credit issued hereunder and such requirement applies equally to other corporate borrowers similarly situated in the United States of America, then the Borrower shall pay to such Lender or Issuing Bank or its holding company amounts sufficient to compensate such Lender or Issuing Bank or its holding company, in light of such circumstances, to the extent that such Lender or Issuing Bank or its holding company reasonably and equitably determines such increase in required capital over the capital of such Lender or Issuing Bank or its holding company in place on the date hereof or on the date the Lender becomes a Lender (by assignment) or an Issuing Bank becomes an Issuing Bank to be allocable to this Agreement, to the Commitment of such Lender or such Issuing Bank (or the unused portion thereof), or to any Loans made by such Lender or Letters of Credit issued by such Issuing Bank hereunder and such requirement applies equally to other corporate borrowers similarly situated in the United States of America, it being understood that in no event shall the cost allocable, and/or amount charged, to the Borrower under this paragraph (c) exceed the cost allocable, and/or amount charged, with respect to any similar agreement between such Lender or such Issuing Bank and corporate borrowers located in the United States generally, in each instance determined ratably with respect to the relative transactional amounts. Each Issuing Bank and Lender represents that, to its best knowledge on the date hereof or on the date the Lender becomes a Lender (by assignment) or an Issuing Bank becomes an Issuing Bank it would not be required to increase its capital or to otherwise incur any increased capital costs in respect of this Agreement under existing laws, rules, regulations, directives or guidelines (whether or not currently in effect) of any Governmental Body.

            (d) A certificate of a Lender or an Issuing Bank setting forth such amount or amounts as shall be necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (c) above shall be delivered to the Borrower (with a copy to the Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after the receipt of the same. No Lender or Issuing Bank shall be entitled to any compensation for any additional costs under this Section 2.14 requested by such Lender or Issuing Bank unless such Lender or Issuing Bank shall have notified the Borrower that it will request compensation for such additional costs not more than 30 days after the date such additional costs were incurred.

            (e) The Borrower may at any time following its receipt from any Lender or Issuing Bank of a notice of the occurrence or prospective occurrence of any imposition of or increase in the Eurodollar Reserve Requirement, the CD Reserve Requirement, the Assessment Rate or capital requirements or costs of such Lender or such Issuing Bank terminate the Commitment of such Lender and repay any outstanding Loans of such Lender (together with all accrued interest and Facility Fee and Utilization Fee, if any) on the effective date of such termination, which repayments, if any, shall be without premium, penalty or other cost of any kind and shall not be subject to the requirements of Sections
2.16 and 2.13(d).

            SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Body charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written or telecopy notice to the Borrower and to the Agent, such Lender may:

            (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for Eurodollar Competitive Loans and any request by the Borrower for a Eurodollar Standard Borrowing shall, as to such Lender only, be without effect and void unless such declaration shall be subsequently withdrawn; and

            (ii) require (if required by law to do so) that all outstanding Eurodollar Loans made by it be converted to CD Loans, in which event all such Eurodollar Loans shall be automatically converted to CD Loans with an Interest Period agreed upon by the Borrower and such Lender as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Loans of such Lender resulting from the conversion of such Eurodollar Loans. The Borrower may in any event prepay any Loan resulting from the conversion of any Eurodollar Loan under this Section within five Business Days after such conversion.

            (b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

            (c) In the event that any Lender shall (i) give Borrower any notice contemplated by, or exercise its rights under, this Section 2.14 or (ii) unless Borrower shall fail to meet the conditions set forth at Section 4.01, any Lender for any reason fails to fund any Loan, the Borrower may at any time terminate the Commitment of the Lender and repay any outstanding Loans of such Lender (together with all accrued interest and Facility Fee and Utilization Fee, if any) on the effective date of such termination, which repayment, if any, shall be without premium, penalty or other cost of any kind and shall not be subject to the requirements of Sections
2.16 and 2.13(d).

            SECTION 2.16. Pro Rata Treatment. Except as required or permitted under Section 2.12(d), 2.13, 2.14, 2.15, 2.19, 2.20, 9.05 or 9.14, each Standard
Borrowing, each payment or prepayment of principal of any Standard Borrowing, each payment of interest on the Standard Loans, each payment of the Utilization Fee, each reduction of the Commitments and each refinancing of any Borrowing with a Standard Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standard Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

            SECTION 2.17. Reimbursement of LC Disbursements-Pro Rata Treatment. Each reimbursement of LC Disbursements shall be allocated pro rata among the Lenders in accordance with the amounts of such unreimbursed LC Disbursements then due to them.

            SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder not later than 3:00 p.m., New York City time, on the date when due in Dollars to the Agent (except as otherwise provided herein) at its offices at 270 Park Avenue, New York, New York, in immediately available funds, except payments to be made directly to any Issuing Bank as expressly provided herein. Any payment required to be made to the Lenders shall be deemed made when made to the Agent and shall, insofar as the obligations of the Borrower are concerned, be deemed to have been received by the Lenders at the time of receipt by the Agent (which shall promptly forward such payment to the Lenders). In the event the Lenders shall receive payments in an amount less than the amounts at the time due hereunder, the amounts received shall be applied first against the principal of Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, second against accrued interest, third against accrued Fees, fourth against amounts due under
Section 2.14 or 2.19, and fifth against any other amounts due hereunder.

            (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in the case of a payment of principal be included in the computation of interest.

            SECTION 2.19. Taxes. (a) All payments by the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes, and if the Borrower shall be required to deduct any Indemnified Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or the applicable Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Body in accordance with applicable law.

            (b) The Borrower shall indemnify the Agent and each Lender and each Issuing Bank for the full amount of any Indemnified Taxes paid by such Agent or Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section). A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used to determine in good faith such amount delivered to the Borrower by the Agent or Lender or Issuing Bank shall be conclusive absent manifest error.

            (c) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Body, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

            (d) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States of America or any treaty to which the United States of America is a party, with respect to payments made to it under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary contained in this Section 2.19, any Lender that has not provided to the Borrower the executed documentation required to be provided to the Borrower pursuant to this Section 2.19 shall not be entitled to any payment of additional amounts pursuant to Section 2.19(a) or indemnification pursuant to Section 2.19(b) with respect to any deduction or withholding that would not have been required if such Lender had provided such documentation.

            (e) Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it such that, on such date, it will not be liable for any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments to it by the Borrower from an office within such jurisdiction.

            (f) Each Lender represents and warrants unto, and covenants and agrees with, the Borrower that (i) on the date it becomes a Lender hereunder such Lender is exempt from United States Federal withholding tax (including backup withholding, as such term is defined in the Code), and from any other withholding tax, assessment, charge or other Taxes (other than Excluded Taxes) imposed by any Governmental Body, on any amount payable to it under this Agreement, and has heretofore delivered to the Borrower such evidence as may be required by law to claim or substantiate any such exemption (stating the provisions of law and/or treaty under which such exemption is claimed); (ii) such Lender will notify the Borrower promptly, so long as any amount is due under this Agreement, upon its becoming aware of the occurrence or of any prospective occurrence of any event which would result in any such withholding tax exemption not being available to such Lender; and (iii) such Lender will indemnify and hold the Borrower harmless from and against any loss, cost or liability imposed by a Governmental Body or incurred by the Borrower in defense of any claim by a Governmental Body, including all reasonable out-of-pocket expenses the Borrower may incur as a direct result of its reliance on the foregoing representations, or the failure of such Lender to give prompt notice of any event resulting in any said withholding tax exemption not being available to such Lender.

            (g) In no event shall the Borrower have any obligation to "gross up" amounts due under this Agreement in respect of Excluded Taxes.

            (h) The representations, warranties and agreements contained in this
Section 2.19 shall survive the termination of this Agreement and the payment in full of the Loans.

            SECTION 2.20. Termination or Assignment of Commitments. The Borrower shall have the right (in addition to its rights pursuant to Sections 2.12(b), 2.14, 2.15, 2.19 and 9.05), at its own expense, at any time upon notice to any Lender and the Agent, (i) to terminate the Commitment of such Lender (provided that such termination shall be effective only if the Borrower has obtained a new Commitment of an existing Lender or a new Lender in an amount such that the Total Commitment shall equal or exceed the lesser of (1) the Total Commitment in effect on the date hereof and (2) the Total Commitment (excluding the new Commitment) in existence immediately preceding the termination of such Lender's Commitment pursuant to this Section 2.20(i)) or (ii) to require such Lender to transfer and assign without recourse all its interests, rights and obligations under this Agreement to another financial institution reasonably acceptable to the Agent which shall assume such obligations (and such Lender shall be simultaneously released therefrom); provided that (x) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Body applicable to such affected Lender and (y) the Borrower or the assignee, as the case may be, shall (i) pay to the affected Lender in immediately available funds on the effective date of such termination of assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder then outstanding and accrued and unpaid Facility Fees, Participation Fees and Utilization Fees and any amounts which Borrower had theretofore been notified were accruing in respect of such Loans under Section 2.14, which payments shall not be subject to the provisions of Section 2.16 and (ii) arrange for the termination and replacement on the effective date of such assignment of any Letter of Credit issued by such Lender in its capacity as an Issuing Bank.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

            The Borrower represents and warrants to each of the Lenders that:

            (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

            (b) The execution, delivery and performance of this Agreement by the Borrower are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, will not violate any provision of any existing law or regulation or order or decree of any court or Governmental Body or of the Amended Articles of Incorporation or Code of Regulations of the Borrower, as each is amended to date, or of the unwaived terms of any mortgage, indenture, agreement or other instrument to which the Borrower is a party or which is binding upon it or its assets, and will not result in the creation or imposition of any security interest, lien, charge or encumbrance on any of its assets pursuant to the provisions of any of the foregoing.

            (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Body or court is required to be made or effected by the Borrower for the due execution and delivery of this Agreement by the Borrower and for the performance by the Borrower of the obligations on its part to be performed under this Agreement.

            (d) This Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            (e) The Consolidated Financial Statements of the Borrower and its Subsidiaries present fairly, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries at December 31, 2001 and 2000 and the Consolidated results of their operations and their Consolidated cash flows for each of the three years in the period ended December 31, 2001, in conformity with generally accepted accounting principles.

            (f) The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            (g) Neither the Borrower nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            (h) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, within the meaning of Regulation U of the Board.

            (i) Neither (i) the Information Memorandum nor (ii) any of the other reports, financial statements, certificates or other information furnished by the Borrower to the Agent or any Lender in accordance with the terms of this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information or other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV. CONDITIONS OF EXTENSIONS OF CREDIT

            The obligation of each Lender to make Loans, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit hereunder is subject to the satisfaction of the following conditions:

            SECTION 4.01. All Extensions of Credit. On the date of each Borrowing, including each Borrowing in which Loans are refinanced with new Loans as contemplated by Section 2.06 and on the date that any Issuing Bank is obligated to issue, amend, renew or extend any Letter of Credit:

            (a) The Agent shall have received a notice of such Borrowing or a request for such issuance, amendment, renewal or extension of any Letter of Credit as required by Section 2.03, Section 2.04 or Section 2.05(b), as applicable.

            (b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or on the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though made on and as of such date.

            (c) No event shall have occurred and be continuing on and as of the date of such Borrowing or on the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or would result from such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable or from (after giving effect to) the application of the proceeds of such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable, which constitutes an Event of Default.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and
(c) of this Section 4.01.

            SECTION 4.02. At Closing. On the Closing Date,

            (a) the Agent shall have received the following (in the case of (i), (ii), (iii), (iv) and (v), each dated the Closing Date):

            (i) from the Borrower, the Agent and Lenders representing at least the Majority Lenders under the Existing Credit Agreement, either (i) a counterpart of this Agreement signed on behalf of such party or
            (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

            (ii) an opinion of the General Counsel, the Associate General Counsel or an Assistant General Counsel of the Borrower addressed to the Lenders, the Issuing Banks and the Agent in substantially the form of Exhibit B hereto;

            (iii) a certified copy of the resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Agreement;

            (iv) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the Authorized Officers;

            (v) a certificate signed by an Authorized Officer, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.01 and paragraph (b) of this Section and certifying that except for the legal proceedings identified or referred to on
            Schedule III (with respect to which such Authorized Officer makes no representation or warranty), there is no pending or, to the knowledge of such Authorized Officer, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Body or arbitrator, which could reasonably be expected to have a material adverse effect on the business, assets or condition of the Borrower and its Subsidiaries taken as a whole; and

            (vi) all Fees and other amounts due and payable on or prior to the Closing Date;

            (b) there shall not have occurred any material adverse change in the business, assets or condition of the Borrower and its Subsidiaries taken as a whole since December 31, 2001;

            (c) the 364-Day Amendment and Restatement shall have been entered into by the Borrower, the Agent and the Lenders under and as defined in the Borrower's 364- Day Credit Agreement; and

            (d) the Term Loan Agreement Amendment shall have been entered into by the Borrower, the Agent and the Majority Lenders under and as defined in the Borrower's Term Loan Agreement.

ARTICLE V. AFFIRMATIVE COVENANTS

            The Borrower covenants and agrees with each Lender and the Agent that, so long as the Commitment of such Lender shall remain in effect or the principal of or interest on any Loan by such Lender shall be unpaid, and until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, unless the Majority Lenders shall otherwise consent in writing, the Borrower will:

            (a) Interest Coverage Ratio. Maintain, as at the end of each fiscal quarter of the Borrower, a ratio of Consolidated Operating Income for the Annual Period then ended to Consolidated Interest Expense for such Annual Period then ended of not less than the ratio set forth below opposite such period:

Period Ending                                           Minimum Ratio
-------------                                           -------------
September 30, 2002 and
December 31, 2002                                       2.75 to 1.00
March 31, 2003                                          3.00 to 1.00
June 30, 2003                                           3.25 to 1.00
September 30, 2003 and each
Annual Period ending thereafter                         3.50 to 1.00

            (b) Net Worth. Maintain, as at the end of each fiscal quarter of the Borrower, Consolidated Net Worth at an amount not less than $3,800,000,000 plus 50% of the cumulative amount of Net Income for each fiscal quarter ended after December 31, 2000 and excluding any such fiscal quarter for which Net Income shall have been negative.

            (c) Reporting Requirements. Furnish to the Agent, together with sufficient number of copies for each of the Lenders:

            (i) as soon as available and in any event not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a conformed copy of the Borrower's Quarterly Report on Form 10-Q for such quarter as filed with the Securities and Exchange Commission, together with (1) a Schedule of Compliance, signed by an Authorized Officer setting forth computations used by the Borrower in determining compliance with the covenants contained in paragraphs (a) and (b) of this Article V and in paragraphs (a),
            (b), (c) and (d) of Article VI and (2) a certificate of an Authorized Officer stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto; and

            (ii) as soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, a conformed copy of the Borrower's Annual Report on Form 10-K for such year as filed with the Securities and Exchange Commission, together with (1) a Schedule of Compliance, signed by an Authorized Officer setting forth computations used by the Borrower in determining compliance with the covenants contained in paragraphs (a) and (b) of Article V, and in paragraphs (a), (b), (c) and (d) of Article VI, and (2) a certificate of an Authorized Officer stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto; and

            (iii) as soon as practicable and in any event within ten Business Days after any Authorized Officer of the Borrower obtains actual knowledge of the occurrence of any Event of Default, a statement of an Authorized Officer setting forth details of such Event of Default and the action which the Borrower has taken and proposes to take with respect thereto; and

            (iv) promptly after the filing thereof, copies of all reports (in addition to Forms 10-K and 10-Q) filed by the Borrower with the Securities and Exchange Commission (other than annual reports on Form 11-K) pursuant to the Exchange Act; and

            (v) such other publicly available information relating to the financial condition or business operations of the Borrower as the Agent or any Lender may from time to time reasonably request.

            (d) Preservation of Corporate Existence. Preserve and maintain its corporate existence; provided, that the Borrower may merge or transfer its assets in a transaction permitted by paragraph (e) of Article VI.

            (e) Pari Passu with Certain Existing Credit Agreements. Ensure that the Lenders remain pari passu with the lenders under the 364-Day Amendment and Restatement and the lenders under the Borrower's Term Loan Agreement.

ARTICLE VI.  NEGATIVE COVENANTS

            The Borrower covenants and agrees with each Lender and the Agent that, so long as the Commitment of such Lender shall remain in effect or the principal of or interest on any Loan by such Lender shall be unpaid, and until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, unless the Majority Lenders shall otherwise consent in writing, the Borrower will not:

            (a) Limitation on Liens. Issue, assume or guarantee, or permit any Subsidiary to issue, assume or guarantee, Debt if such Debt is secured by a Lien upon any Manufacturing Facility without providing (concurrently with the issuance, assumption or guarantee of any such Debt) that the Loans shall be secured equally and ratably with such Debt; provided, however, that the foregoing restriction shall not apply to:

            (i) any Lien on property if such Lien is in existence at the time of the acquisition of such property by the Borrower or a Subsidiary;

            (ii) any Lien on property to secure the payment of all or any part of the purchase price of such property or to secure any Debt incurred (prior to, at the time of, or within 360 days after, the acquisition by the Borrower or a Subsidiary of such property) for the purpose of, or in connection with, financing all or any part of the purchase price thereof;

            (iii) any Lien on property of a corporation or other entity if such Lien was in existence prior to the time such corporation or other entity is merged into or consolidated with the Borrower or a Subsidiary or prior to the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to the Borrower or a Subsidiary;

            (iv) any Lien on property in favor of the United States of America, any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, in favor of any other country or any political subdivision thereof, or in favor of any other Governmental Body, to secure partial, progress, advance or other payments, or performance of any other obligations, pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Lien; or

            (v) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (iv), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal, or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

            Notwithstanding the foregoing, (A) the Borrower or any Subsidiary may issue, assume or guarantee Debt secured by a Lien on a Manufacturing Facility of the Borrower which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with the aggregate principal amount of all other such Debt of the Borrower and the Subsidiaries secured by Liens on Manufacturing Facilities of the Borrower outstanding at the time of such issuance, assumption or guarantee (but excluding Debt permitted by the foregoing clauses (i) to (v), inclusive), does not at such time exceed fifteen percent (15%) of the Consolidated Net Worth of the Borrower as at the end of the then most recently completed fiscal year of the Borrower, and (B) the Borrower or any Subsidiary may issue, assume or guarantee Debt secured by a Lien on a Manufacturing Facility of a Subsidiary which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with the aggregate principal amount of all other such Debt of the Borrower and the Subsidiaries secured by Liens on Manufacturing Facilities of Subsidiaries outstanding at the time of such issuance, assumption or guarantee (but excluding Debt permitted by the foregoing clauses (i) to (v), inclusive), does not at such time exceed fifteen percent (15%) of the Consolidated Net Worth of the Borrower as at the end of the then most recently completed fiscal year of the Borrower.

            (b) Limitation on Debt. Issue, incur, assume or guarantee, or permit any Subsidiary to issue, incur, assume or guarantee, any Debt if, immediately after giving effect to the issuance, incurrence, assumption or guarantee of such Debt and after giving effect to the receipt and application of any and all proceeds thereof, the aggregate principal amount of the Consolidated Debt of the Borrower and the Subsidiaries would, at the end of any fiscal quarter of the Borrower, exceed the sum of (x) $5,000,000,000 plus (y) the Supplemental Amount, if any, at such date. For the purpose of this paragraph (b), if any such Debt is payable in a currency other than Dollars and all or any portion of the principal amount of such Debt is hedged into Dollars, then the principal amount thereof, or such portion thereof, shall be the amount of Dollars specified in, or determined pursuant to, the applicable hedging contract.

            (c) Limitation on Secured Debt of Borrower and Domestic Subsidiaries. Issue, incur, assume or guarantee, or permit any Domestic Subsidiary to issue, incur, assume or guarantee, Debt secured by a Lien or Liens upon any assets other than property or other assets constituting Manufacturing Facilities or accounts receivable (and related rights including, without limitation, rights to return merchandise) ("Designated Secured Debt") if, immediately after giving effect to the issuance, incurrence, assumption or guarantee of such Debt and after giving effect to the receipt and application of any and all proceeds thereof, the aggregate principal amount of the Designated Secured Debt of the Borrower and the Domestic Subsidiaries would exceed $100,000,000.

            (d) Limitation on Sale-Leaseback Transactions and Debt of Domestic Subsidiaries. Permit the sum of (i) the aggregate principal amount of the Debt of Domestic Subsidiaries, other than Debt secured by a Lien or Liens upon property or assets constituting Manufacturing Facilities or accounts receivable (and related rights, including, without limitation, rights to returned merchandise) and (ii) the aggregate Attributable Debt in connection with all Sale-Leaseback Transactions of the Borrower and the Domestic Subsidiaries to exceed $400,000,000 at any time.

            (e) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person; except that (i) any Subsidiary may merge into or transfer assets to or obtain assets from the Borrower, and (ii) the Borrower may merge with or acquire all or substantially all of the assets of any Person, provided in any such case that, immediately after giving effect to such proposed transaction, no Event of Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

            (f) ERISA Liabilities. Create or suffer to exist, as at the end of any fiscal quarter of Borrower, any ERISA Liabilities of the Borrower in an aggregate amount in excess of $750,000,000.

            (g) Negative Pledge. Enter into, or permit any Subsidiary organized under the laws of the United States or any state, territory or possession thereof to enter into, any covenant or other agreement that by its terms limits the ability of the Borrower or any such Subsidiary to pledge its accounts receivable or inventory or proceeds thereof to secure indebtedness.

ARTICLE VII. EVENTS OF DEFAULT

            So long as any Commitment shall be in effect or any amount of the principal of or accrued interest on any Borrowing shall be unpaid, and until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, in case of the occurrence and continuance of any of the following events ("Events of Default"):

            (a) The Borrower shall fail to pay the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due and any such failure shall remain unremedied for more than two Business Days after the earlier of (i) the day on which an Authorized Officer first obtains actual knowledge of such failure or (ii) written notice of such failure shall have been given to the Borrower by the Agent, any Lender or any Issuing Bank; or

            (b) The Borrower shall fail to pay any Fees when due and such failure shall remain unremedied for more than ten Business Days after the earlier of (i) the day on which an Authorized Officer first obtains actual knowledge of such failure or (ii) written notice of such failure shall have been given to the Borrower by the Agent, any Lender or any Issuing Bank; or

            (c) The Borrower shall fail to pay interest on any Loan when due, and such failure shall remain unremedied for more than five Business Days after the earlier of (i) the day on which an Authorized Officer first obtains actual knowledge of such failure or (ii) written notice of such failure shall have been given to the Borrower by the Agent or any Lender; or

            (d) Any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its Authorized Officers) in any certificate delivered pursuant to this Agreement, or deemed to have been made pursuant to and in accordance with Section 4.01 of this Agreement, shall prove to have been incorrect in any material respect when made; provided, that if any such representation or warranty is capable of being rendered true and correct in all material respects, such event shall not constitute an Event of Default unless such incorrect representation or warranty is not rendered true and correct in all material respects within thirty days after the earlier of (i) the day on which an Authorized Officer first obtains actual knowledge of such event or (ii) the day written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

            (e) The Borrower shall fail to perform or observe any covenant or agreement set forth in paragraph (a) or (b) of Article V or in paragraph (b),
(c) or (d) of Article VI; or

            (f) The Borrower shall fail to perform or observe any other covenant or agreement set forth in this Agreement on its part to be performed or observed and such failure shall remain unremedied for more than thirty days after the earlier of (i) the day on which an Authorized Officer first obtains actual knowledge of such failure or (ii) written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

            (g) The Borrower shall fail to pay any principal of Funded Debt of the Borrower which is then outstanding in a principal amount in excess of $25,000,000 at the scheduled maturity thereof, such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Funded Debt, and such Funded Debt is not paid within ten Business Days after the earlier of (i) the day on which an Authorized Officer first obtains actual knowledge of such failure or (ii) written notice of such failure shall have been given to the Borrower by the holder or holders of such Funded Debt; or Funded Debt of the Borrower which is then outstanding in a principal amount in excess of $25,000,000 shall become due and payable prior to the scheduled maturity thereof as a result of the lawful acceleration thereof due to the occurrence of an event of default thereunder (other than an event of default resulting from a pledge or transfer of any margin stock, as defined in Regulation U of the Board) and such Funded Debt is not paid, or such acceleration thereof is not rescinded or annulled, within ten Business Days following such lawful acceleration thereof; or

            (h) Any event shall occur that shall constitute an event of default under any cross-default or cross-acceleration provision contained in any agreement or instrument governing or evidencing Funded Debt of the Borrower which is then outstanding in a principal amount in excess of $25,000,000 if such provision permits the lawful acceleration of such Funded Debt under circumstances that would not constitute an Event of Default pursuant to clause
(g) above; or

            (i) The Borrower shall sell or otherwise dispose of all or substantially all of its assets; or

            (j) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a debtor or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, if instituted against the Borrower, is consented to by it or remains undismissed or unstayed for a period of 90 consecutive days; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this clause (j);

then, and in every such event (other than the entry of an order for relief with respect to the Borrower as a debtor under the Federal Bankruptcy Code), and at any time thereafter during the continuance of such event, the Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding; provided, that in the event of the entry of an order for relief with respect to Borrower as a debtor under the

Federal Bankruptcy Code, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VIII.  THE AGENT

            In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank is hereby appointed to act as Agent on behalf of the Lenders and, where applicable, any Issuing Banks. Each of the Lenders and each of the Issuing Banks hereby irrevocably authorizes the Agent to take such actions on behalf of such Lender and such Issuing Bank, as the case may be, and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and any Issuing Banks all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or any Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and
(c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.

            Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender or Issuing Bank as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions (except delivery to the Agent of the items required by Section 4.02 to be delivered to it), covenants or agreements contained in this Agreement. The Agent shall not be responsible to the Lenders or the Issuing Banks for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Majority Lenders or the Required Lenders, as the case may be, and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender, Issuing Bank or the Borrower of any of its respective obligations hereunder or in connection herewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

            The Lenders and the Issuing Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

            Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders, any Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

            With respect to the Loans made and the Letters of Credit issued or participated in by it hereunder, the Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender or Issuing Bank and may exercise the same as though it were not the Agent, and the Agent may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

            Each Lender agrees (i) to reimburse the Agent, on demand, in the amount of its pro rata share (based on its Commitment, or, after the Commitments have expired or been terminated, the amount of its outstanding Loans and LC Exposure hereunder) of any expenses incurred for the benefit of the Lenders by the Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any action taken or omitted by it or any of them under this Agreement, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Agent or any other indemnitee for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent or any of its directors, officers, employees or agents.

            Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

            Notwithstanding any other provision herein, each Lender and each Issuing Bank acknowledges that the Agent is not acting as an agent of the Borrower and that the Borrower will not be responsible for any acts or failures to act on the part of the Agent.

ARTICLE IX. MISCELLANEOUS

            SECTION 9.01. Notices. Except as otherwise expressly provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, priority mail, mailed by certified or registered mail or sent by telecopy, as follows:

            (a) if to the Borrower, to it at 1144 East Market Street, Akron, Ohio 44316-0001, Attention of the Treasurer (Telecopy No. 330-796-1021 or 330-796-8836);

            (b) if to the Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No. 212-552-5658), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of Julie S. Long (Telecopy No. 212-270-5127);

            (c) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Agent and the Borrower; and

            (d) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy (as evidenced by machine transmission report), or on the date five Business Days after dispatch by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

            SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance by any Issuing Bank of any Letters of Credit, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not been terminated and so long as any Letter of Credit remains outstanding.

            SECTION 9.03. Binding Effect; Successors and Assigns. (a) This Agreement shall become effective on August 13, 2002, subject to the satisfaction of conditions precedent set forth in Section 4.02, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, any Issuing Bank and each Lender and their respective successors and assigns, except that
(i) the Borrower shall not have the right to assign its rights hereunder or any interest herein or to delegate any of its duties hereunder without the prior written consent of all the Lenders and (ii) no Lender shall have the right to assign or participate its rights hereunder or any interest herein or to delegate any of its duties hereunder without the prior written consent of the Borrower and each Issuing Bank (which consent shall not be unreasonably withheld; provided that such consent shall not be required (a) in the case of an assignment or participation to a Lender or (b) in the case of the Borrower's consent, if an Event of Default shall have occurred and be continuing) and the giving of written notice (also signed by the Borrower where the Borrower's consent is required) to the Agent.

            (b) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include any successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agent, any Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns.

            (c) Notwithstanding the limitations set forth in this Section 9.03, any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank without the prior written consent of the Borrower or the Agent; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes in the form of Exhibit E hereto evidencing the Loans made to the Borrower by the assigning Lender hereunder.

            SECTION 9.04. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

            SECTION 9.05. Waivers; Amendment. (a) No failure or delay of the Agent, any Issuing Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power or preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

            (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders; provided, however, that no such agreement shall (i) amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent,
(ii) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any Facility Fees or Utilization Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or any Facility Fees or Utilization Fee, without the prior written consent of each Lender affected thereby, (iii) change or extend the Commitment or decrease the Facility Fees or the Utilization Fee of any Lender without the prior written consent of such Lender, or (iv) amend or modify the provisions of Section 2.16, the provisions of this Section 9.05(b) or the definition of "Majority Lenders" or "Required Lenders", without the prior written consent of each Lender; provided that the provisions referred to in the preceding clauses (ii), (iii) and (iv) may be amended by the Majority Lenders; but any Lender which declines to approve any such amendment shall have the right at any time, on 10 Business Days' notice to the Borrower, to terminate its Commitment and require the Borrower to pay the principal of and interest on its outstanding Loans and Facility Fees and Utilization Fee, and the amount of the principal and interest so paid shall be determined without giving effect to such amendment. All prepayments made pursuant to this Section 9.05(b) shall be without premium, penalty or other cost of any kind and shall not be subject to the requirements of Sections 2.16 and 2.13(d).

            (c) Following the expiration or termination of Commitments hereunder, all amendments shall require, in addition to any approval required under paragraph (b) above, the approval of Lenders representing at least a majority of the aggregate principal amount of the Loans outstanding (or, in the case of amendments to the provisions referred to in clauses (ii), (iii) and (iv) of Section 9.05(b) above, all Lenders affected thereby).

            (d) No agreement shall decrease the Participation Fees or the rate of interest on such Participation Fees, or extend the scheduled payment date for the payment of or of any interest on Participation Fees, or waive or excuse any such payment, or any part thereof without the prior written consent of each Lender affected thereby; provided, that the proviso in Section 9.05(b) above shall be applicable to this paragraph (d), and all references in such proviso in paragraph (b) to Facility Fees and Utilization Fees shall be deemed to include in addition, such Participation Fees.

            (e) No agreement shall (i) waive, modify or amend the rights or duties hereunder of any Issuing Bank in its capacity as an Issuing Bank, (ii) decrease the amount of any Fronting Fees or (ii) extend the scheduled date for the payment of any Fronting Fees without the prior written consent of each Issuing Bank affected thereby.

            SECTION 9.06. Expenses; Indemnity. (a) The Borrower agrees to pay
(i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers (requested by or for the benefit of the Borrower) of the provisions hereof, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and
(iii) all reasonable out-of-pocket expenses incurred by the Agent, any Issuing Bank or any Lender in connection with the enforcement of its rights under this Agreement.

            (b) The Borrower agrees to indemnify the Agent, each Issuing Bank, the Lenders, their Affiliates, and the respective directors, officers, employees and agents of such Persons (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, arising out of any claim, litigation, investigation or proceeding relating to (i) the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) the use by the Borrower of the proceeds of the Loans or any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such

Indemnitee or from the breach of any obligations of such Indemnitee set forth in this Agreement.

            SECTION 9.07. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder to such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

            SECTION 9.08. Entire Agreement. This Agreement and the letter agreement referred to in Section 2.07(d) constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            SECTION 9.09. Information; Access and Confidentiality. So long as any Commitments shall be in effect, any Letter of Credit shall be outstanding or any Loans or reimbursement obligations in respect of LC Disbursements shall remain unpaid: (i) the Lenders and any Issuing Bank, acting through their officers and other duly designated employees, shall have the right to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with senior financial officers and employees of the Borrower at such reasonable times and intervals as the Lenders and any Issuing Bank shall reasonably request; and
(ii) the Borrower will make available to the Lenders and any Issuing Bank such other information relating to the financial condition or business operations of the Borrower and the Subsidiaries as the Lenders shall from time to time reasonably request. Notwithstanding anything herein to the contrary, in no event shall the Borrower be required to furnish to the Lenders any information pursuant to this Section 9.09 if the Borrower shall reasonably determine that the furnishing of such requested information would be in violation of any applicable law, regulation or order of any Governmental Body or if such information relates to the Borrower's strategic planning, research, development, testing, manufacturing or marketing activities and the furnishing thereof would, in the sole judgment of the Borrower reasonably exercised, adversely affect the competitive position of the Borrower. Each Lender and Issuing Bank agrees that all such information provided to such Lender or such Issuing Bank (or any officer or employee of such Lender or such Issuing Bank) is confidential and proprietary to the Borrower and that such Lender or such Issuing Bank will not disclose (other than to the directors, officers and employees of such Lender or such Issuing Bank who require such information in connection with such Lender's or such Issuing Bank's administration of this Agreement and who have been directed to treat such information as confidential and proprietary to the Borrower and other than to bank examiners with jurisdiction over such Lender or such Issuing Bank who request such information) any such information (excluding information which becomes (i) generally available to the public other than as a result of the disclosure thereof by such Lender or such Issuing Bank or its representatives in breach of this Section 9.09 or (ii) available to such Lender or such Issuing Bank on a non-confidential basis from a source other than the Borrower or the Subsidiaries or any of their respective directors, officers, employees, agents or representatives, provided such source is not known to such Lender or such Issuing Bank to be bound by a confidentiality agreement with the Borrower), except to the extent such Lender or such Issuing Bank is, in the opinion of legal counsel to such Lender or such Issuing Bank, required by law to disclose such information and then only after such Lender or such Issuing Bank shall have given the Borrower at least five (5) days' prior written notice of such required disclosure or, if such prior notice period is not available to such Lender under applicable law, such shorter notice period, if any, as shall in fact be available to such Lender or such Issuing Bank under applicable law.

            SECTION 9.10. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

            SECTION 9.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

            SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

            SECTION 9.13. Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment related hereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

            (b) Each party to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 9.14. Stamp Taxes. The Borrower agrees to pay, and to save the Agent and each Lender harmless from all liability for, any stamp, transfer, documentary or similar taxes, assessments or charges (herein "Stamp Taxes"), and any penalties or interest with respect thereto, which may be assessed, levied, collected or imposed, or otherwise become payable, in connection with the execution and delivery of this Agreement. The Agent and each Lender represents and warrants unto the Borrower that, at the date of this Agreement, there are not Stamp Taxes in effect which are applicable to this Agreement or any Loans which may be made hereunder and the Agent and each Lender agrees that it will promptly notify the Borrower upon becoming aware of the imposition or prospective imposition of any Stamp Taxes in respect of this Agreement or any Loan made pursuant to this Agreement. The obligations of the Borrower, the Agent and each Lender under this Section 9.14 shall survive the payment of the Loans.

            SECTION 9.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            SECTION 9.16. Change of Control Option. (a) In the event there shall occur any Change of Control (as defined below) each Lender shall have the right, at its option exercisable at any time within six months following the Change Date (as defined below), to require the Borrower (i) to purchase the Loans of such Lender on the Purchase Date (as defined below) at a purchase price which shall be equal to the sum of (i) the principal amount of such Loans then outstanding, plus (ii) any and all accrued and unpaid interest on such Loans and Fees to the Purchase Date (the "Purchase Price") and (ii) to deposit in an account with the Agent, in the name and for the benefit of such Lender, an amount in cash equal to the LC Exposure of such Lender as of such date plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Agent as collateral for the payment of amounts due to such Lender in connection with LC Disbursements. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option of the Agent and with the approval of the Borrower (but with the consent of such Lender) and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the applicable Issuing Bank for such Lender's share of LC Disbursements for which it has not been reimbursed. Any remaining amounts held by the Agent under this paragraph for the account of any Lender shall be returned to the Borrower within three Business Days after all Letters of Credit have expired or been drawn in full and all related LC Disbursements have been repaid.

            (b) The Borrower shall give the Lenders, through the Agent, written notice of the occurrence of a Change of Control within five Business Days following the Change Date. No failure of the Borrower to give notice of a Change of Control shall limit the right of any Lender to require the purchase of its Loans pursuant to this Section 9.16.

            (c) Any Lender may exercise its right to require the purchase of its Loans under this Section 9.16 by delivering to the Borrower at any time within six months after the Change Date written notice thereof, specifying the Purchase Date. The Commitment of any Lender exercising its right to require the purchase of its Loans under this Section 9.16 shall automatically terminate immediately upon the Borrower's receipt of such Lender's written notice of such exercise of its option in accordance with this Section 9.16; provided that such Lender shall continue to be liable to purchase participations in Letters of Credit outstanding on the date of such notice (but not any subsequently issued Letters of Credit) as provided in Section 2.05(d).

            (d) In the event of the exercise by any Lender of its option under this Section 9.16 in the manner provided herein, the Borrower shall pay or cause to be paid to such Lender on the Purchase Date the Purchase Price (determined in accordance with paragraph (a) above), and shall deposit with the Agent the amount referred to in clause (ii) of paragraph (a) above, in each case in immediately available funds. No exercise of the option granted in this Section
9.16 shall be subject to the requirements of Sections 2.16 and 2.13(d).

            (e) As used in this Section 9.16, the term:

            (1) "Change Date" means the date on which any Change of Control shall be deemed to have occurred; provided, that, if the Borrower shall fail to give timely notice of the occurrence of a Change of Control to the Lenders as provided in paragraph (b) above, for the purpose of determining the duration of the Lenders' rights to require prepayment under this
      Section 9.16, "Change Date" shall mean the earlier of (i) the date on which notice of a Change of Control is duly given by the Borrower to the Agent or (ii) with respect to any Lender, the date on which such Lender obtains actual knowledge of the Change of Control.

            (2) "Change of Control" means when, and shall be deemed to have occurred at such time as, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the then outstanding Voting Stock of the Borrower; provided, that fifty percent shall become 70% with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by the Borrower or any Subsidiary or any trust or funding vehicle maintained for or pursuant to such "employee benefit plan".

            (3) "Purchase Date" means, with respect to any Lender, the date on which the Borrower shall purchase the Loans of such Lender pursuant to the exercise by such Lender of its option under this Section 9.16, pursuant to a notice given to the Borrower in accordance with paragraph (c) of this
      Section 9.16, which date shall be a Business Day not less than 90 nor more than 120 days after the date such Lender gives the Borrower written notice of such exercise.

            (4) "Voting Stock" shall mean capital stock of the Borrower of any class or classes (however designated) the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of the Board of Directors of the Borrower, it being understood that, at the date hereof, the Common Stock, without par value, of the Borrower is the only outstanding class of capital stock of the Borrower which constitutes "Voting Stock".

            IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         THE GOODYEAR TIRE & RUBBER
                                         COMPANY,

                                         by

                                         /s/ Stephanie W. Bergeron
                                         --------------------------------------
                                         Name: Stephanie W. Bergeron
                                         Title: Senior Vice President


                                         JPMORGAN CHASE BANK, individually
                                         and as Agent,

                                         by

                                         /s/ Julie S. Long
                                         --------------------------------------
                                         Name: Julie S. Long
                                         Title: Vice President

                                         SIGNATURE PAGE TO THE AMENDED AND
                                         RESTATED FIVE-YEAR REVOLVING CREDIT
                                         AGREEMENT DATED AS OF AUGUST 13, 2002,
                                         among THE GOODYEAR TIRE & RUBBER
                                         COMPANY, THE LENDERS AND JPMORGAN CHASE
                                         BANK, as Agent.

          Name of Institution:           BANK ONE, NA

                                         by

                                         /s/ Michael B. Kelly
                                         --------------------------------------
                                         Name: Michael B. Kelly
                                         Title:  Associate



                                         BANK OF AMERICA, N.A.

                                         by

                                         /s/  Matthew J. Reilly
                                         --------------------------------------
                                         Name: Matthew J. Reilly
                                         Title: Vice President



                                         BNP PARIBAS

                                         by

                                         /s/ Rosalie C. Hawley
                                         --------------------------------------
                                         Name: Rosalie C. Hawley
                                         Title: Director

                                         by

                                         /s/ Peter Labrie
                                         --------------------------------------
                                         Name: Peter Labrie
                                         Title: Central Region Manager

                                         CIBC INC.

                                         by

                                         /s/ Dominic J. Sorresso
                                         --------------------------------------
                                         Name: Dominic J. Sorresso
                                         Title: Executive Director
                                                CIBC World Markets Corp.,
                                                  as Agent

                                         CITICORP USA, INC.

                                         by

                                         /s/ Brian Y. Ike
                                         --------------------------------------
                                         Name: Brian Y. Ike
                                         Title: Director


                                         COMMERZBANK
                                         AKTIENGESELLSCHAFT NEW YORK
                                         AND GRAND CAYMAN BRANCHES

                                         by

                                         /s/ Graham A. Warning
                                         --------------------------------------
                                         Name: Graham A. Warning
                                         Title: Assistant Treasurer

                                         by

                                         /s/ John Marlatt
                                         --------------------------------------
                                         Name: John Marlatt
                                         Title: Senior Vice President



                                         ROYAL BANK OF CANADA

                                         by

                                         /s/ Gordon C. MacArthur
                                         --------------------------------------
                                         Name: Gordon C. MacArthur
                                         Title: Senior Manager

                                         BANK OF TOKYO-MITSUBISHI TRUST
                                         COMPANY

                                         by

                                         /s/ J. Stanton
                                         --------------------------------------
                                         Name: J. Stanton
                                         Title: Vice President

                                         CREDIT SUISSE FIRST BOSTON

                                         by

                                         /s/ Robert Hetu
                                         --------------------------------------
                                         Name: Robert Hetu
                                         Title: Director

                                         by

                                         /s/ Mark Heron
                                         --------------------------------------
                                         Name: Mark Heron
                                         Title: Associate

                                         DEUTSCHE BANK SECURITIES INC.

                                         by

                                         /s/ Dr. Michael C. Dietz
                                         --------------------------------------
                                         Name: Dr. Michael C. Dietz
                                         Title: Director

                                         by

                                         /s/ Hans-Josef Thiele
                                         --------------------------------------
                                         Name: Hans-Josef Thiele
                                         Title: Director

                                         SUMITOMO MITSUI BANKING
                                         CORPORATION

                                         by

                                         /s/ Edward D. Henderson, Jr.
                                         --------------------------------------
                                         Name: Edward D. Henderson, Jr.
                                         Title: Joint General Manager

                                         ABN AMRO BANK N.V.

                                         by

                                         /s/ David C. Sagers
                                         --------------------------------------
                                         Name:  David C. Sagers
                                         Title: Group Vice President

                                         by

                                         /s/ John J. Mack
                                         --------------------------------------
                                         Name: John J. Mack
                                         Title: Group Vice President


                                         BANCA NAZIONALE DEL LAVORO
                                         S.P.A., NEW YORK BRANCH

                                         by

                                         /s/ Francesco DiMario
                                         --------------------------------------
                                         Name: Francesco DiMario
                                         Title: Vice President

                                         by

                                         /s/ Carlo Vecchi
                                         --------------------------------------
                                         Name: Carlo Vecchi
                                         Title: Senior Vice President


                                         BARCLAYS BANK PLC

                                         by

                                         /s/ Nicholas Bell
                                         --------------------------------------
                                         Name: Nicholas Bell
                                         Title: Director


                                         CREDIT LYONNAIS NEW YORK
                                         BRANCH

                                         by

                                         /s/ Lee E. Greve
                                         --------------------------------------
                                         Name: Lee E. Greve
                                         Title: First Vice President

                                         KEYBANK NATIONAL ASSOCIATION

                                         by

                                         /s/ Michael J. Vegh
                                         --------------------------------------
                                         Name: Michael J. Vegh
                                         Title: Portfolio Manager

                                         NATIONAL CITY BANK

                                         by

                                         /s/ Janice E. Focke
                                         --------------------------------------
                                         Name: Janice E. Focke
                                         Title: Senior Vice President


                                         THE NORTHERN TRUST COMPANY

                                         by

                                         /s/ Craig L. Smith
                                         --------------------------------------
                                         Name: Craig L. Smith
                                         Title: Vice President


                                         SOCIETE GENERALE

                                         by

                                         /s/ Anne-Marie Dumortier
                                         --------------------------------------
                                         Name: Anne-Marie Dumortier
                                         Title: Vice President

                                         STANDARD CHARTERED BANK

                                         by

                                         /s/ Larry Fitzgerald
                                         --------------------------------------
                                         Name: Larry Fitzgerald
                                         Title: Vice President

                                         by

                                         /s/ Vijayant K. Jain
                                         --------------------------------------
                                         Name: Vijayant K. Jain
                                         Title: Asst. Vice President


                                         DRESDNER BANK AG, NEW YORK
                                         AND GRAND CAYMAN BRANCHES

                                         by

                                         /s/ Deborah Carlson
                                         --------------------------------------
                                         Name: Deborah Carlson
                                         Title: Director

                                         by

                                         /s/ Stephen Kovach
                                         --------------------------------------
                                         Name: Stephen Kovach
                                         Title: Vice President


                                         MIZUHO CORPORATE BANK, LTD.

                                         by

                                         /s/ Hideki Shirato
                                         --------------------------------------
                                         Name: Hideki Shirato
                                         Title: Deputy General Manager and Group
                                                Head